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                                                                      Exhibit 12
                                                                      ----------

                             Cytec Industries Inc.
               Computation of Ratio of Earnings to Fixed Charges
                          (Dollar amounts in millions)


                                                 Year Ended December 31,
                                               ------------------------
                                                  2000    1999    1998
                                                 -----   -----   -----

Earnings before income taxes and equity
  in earnings of associated companies            256.1     167.4   177.6
Add:

  Distributed income of associated
   companies                                       4.1       5.8     6.5
  Amortization of capitalized interest             0.2       0.2     0.1
  Fixed charges                                   33.0      33.8    31.0
Less:
  Capitalized interest                            (0.5)     (0.8)   (1.5)
                                                 -----     -----   -----
Earnings as adjusted                             292.9     206.4   213.7

Fixed charges:

  Interest on indebtedness including
     amortized premiums, discounts and
     deferred financing costs                     29.1      29.7    26.2
  Portion of rents representative
     of the interest factor                        3.9       4.1     4.8
                                                 -----     -----   -----
Fixed charges                                     33.0      33.8    31.0
                                                 -----     -----   -----

Ratio of earnings to fixed charges                 8.9       6.1     6.9
                                                 -----     -----   -----

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